UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
June 12, 2015

RealPage, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34846	75-2788861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4000 International Parkway Carrollton, Texas		75007
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (972) 820-3000
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.
On June 12, 2015, Steve Winn, Chairman, President and CEO of RealPage, Inc., and his affiliates adopted a pre-arranged stock trading plan in accordance with guidelines specified under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and RealPage’s policies regarding stock transactions.
This new Rule 10b5-1 trading plan was adopted to enable Mr. Winn and his affiliates to sell a portion of their RealPage common stock over time as part of Mr. Winn’s long-term strategy for asset diversification and liquidity. The transactions under the new Rule 10b5-1 trading plan will be disclosed publicly through Form 4 filings with the Securities and Exchange Commission. Utilizing this type of trading plan, Mr. Winn can gradually diversify his investment portfolio, spreading stock trades out over an extended period of time and reducing market impact. In addition, as a result of being established well in advance of a potential trade, the new Rule 10b5-1 trading plan helps avoid concerns as to whether Mr. Winn or his affiliates had material, non-public information when a decision is made to sell stock.
Mr. Winn and his affiliates currently hold 26,000,618 shares of common stock of RealPage, Inc., which includes 195,000 stock options exercisable by Mr. Winn within 60 days of June 12, 2015, and which represents in total approximately 32.71% of RealPage’s outstanding capital stock. Mr. Winn and his affiliates intend to sell approximately 1,500,000 shares under the new Rule 10b5-1 trading plan over 12 months as part of a diversification plan. If all sales under the new Rule 10b5-1 trading plan are conducted, Mr. Winn and his affiliates will collectively retain approximately 94.23% of their current holdings of RealPage stock.
On June 12, 2015, RealPage, Inc. issued a press release regarding the new Rule 10b5-1 trading plan described above. A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

99.1	RealPage, Inc. Press Release dated June 12, 2015

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALPAGE, INC.

By:	/s/W. Bryan Hill
W. Bryan Hill Chief Financial Officer
Date: June 12, 2015

Exhibit Index

Exhibit No.	Description

99.1	RealPage, Inc. Press Release dated June 12, 2015